Exhibit 99.1
TEXAS PACIFIC LAND TRUST

1700 Pacific Avenue
Suite 2770
Dallas, Texas 75201
______

TRUSTEES:		ROY THOMAS
Maurice Meyer III	Telephone (214) 969-5530	General Agent
John R. Norris III
James K. Norwood		DAVID M. PETERSON
Assistant General Agent

TEXAS PACIFIC LAND TRUST

REPORT OF OPERATIONS - UNAUDITED

	Three Months Ended
	December 31, 2008	December 31, 2007

Rentals, royalties and other income	$3,019,609	$4,129,382

Land sales	--	75,000

Total income	$3,019,609	$4,204,382

Provision for income tax	$474,804	$1,016,949

Net income	$1,197,880	$2,170,989

Net income per sub-share	$.12	$.21

Average sub-shares outstanding during period	10,272,592	10,502,208

	Year Ended
	December 31, 2008	December 31, 2007

Rentals, royalties and other income	$18,701,572	$13,902,447

Land sales	823,440	1,932,664

Total income	$19,525,012	$15,835,111

Provision for income tax	$4,597,891	$3,628,026

Net income	$10,939,773	$8,249,688

Net income per sub-share	$1.06	$.78

Average sub-shares outstanding during period	10,354,408	10,536,367

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements regarding the Trust's future operations and prospects, the markets for real estate in the areas in which the Trust owns real estate, applicable zoning regulations, the markets for oil and gas, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competition, management's intent, beliefs or current expectations with respect to the Trust's future financial performance and other matters.  We assume no responsibility to update any such forward-looking statements.